Exhibit 99.1

On May 22, 2003, The Gary M. Lauder Revocable
Trust ("GML Trust" or the "Reporting Person") sold 265,400 shares of Class A Common Stock at an average price per share of $34.08.
The shares sold at the various prices
that day are set forth below:

Shares  Price
5700	33.95
3300	33.96
1000	33.98
10000	33.99
79000	34.00
14700	34.02
22900	34.05
100	34.06
2600	34.07
2100	34.08
24400	34.10
9100	34.11
2000	34.12
5100	34.13
2100	34.14
23800	34.15
4000	34.16
16700	34.17
9400	34.18
11000	34.20
16400	34.22

On May 23, 2003, the GML Trust
sold 34,600 shares of Class A Common Stock at an average price per share of $34.42.
The shares sold at the various prices
that day are set forth below:

Shares  Price
600	34.05
2500	34.14
500	34.15
1000	34.19
6600	34.30
2900	34.25
100	34.43
2400	34.40
500	34.33
1600	34.36
500	34.34
400	34.32
5000	34.45
2500	34.50
7500	34.77